EXHIBIT 4.21

CONFIRMATION

Dated: August 23, 2006

To:	Accredited Home Lenders, Inc. (“Party B”)
15090 Avenue of Science
San Diego, California 92128
Attention: Katy Hudson
Telephone: 858-676-2177
Fax: 866-278-5876

From:	Barclays Bank PLC (“Party A”)
5 The North Colonnade
Canary Wharf
E14 4 BB
Facsimile: 44(20) 777 36810
Telephone No.: 44(20) 7773 6461

Re:	Swap Transaction Reference No. 1369131B

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Swap Transaction entered into between Barclays Bank PLC (“Party A”) and Accredited Home Lenders, Inc. (“Party B”) on the Trade Date referred to below (the “Transaction”). It constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”) and the defined terms set forth in the Reference Transaction (as defined below), to the extent used but not defined herein, are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and provisions and this Confirmation, this Confirmation will govern.

1. This Confirmation supplements, forms part of, and is subject to, the Master Agreement, dated as of the date hereof, as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. Unless otherwise defined in this Confirmation or in the Definitions, capitalized terms used herein have the meanings ascribed to such terms in the Security Agreement.

2. The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	August 23, 2006

Effective Date:	August 23, 2006

Termination Date:	The earliest to occur of (a) the Termination Date of the Reference Transaction, and (b) an Early Termination

Date (as defined in the Agreement referred to in the Reference Transaction) with respect to the Reference Transaction (a “Reference Transaction Early Termination Date”).

In connection with a Termination Date hereunder resulting from a Reference Transaction Early Termination Date, each party shall make all payments pursuant to this Agreement through such Termination Date. Without limitation of the foregoing, Party B shall pay any Party B First Floating Amount relating to any amount owed by Party A to the Reference Counterparty in respect of the early termination of the Reference Transaction. For the avoidance of doubt, no additional payment pursuant to Section 6(e) of this Agreement shall be payable by either party in connection with a termination of this Agreement caused by a Reference Transaction Early Termination Date.

Business Day:	As specified in the Reference Transaction.

Business Day Convention:	As specified in the Reference Transaction.

Notional Amount:	The Notional Amount of the Reference Transaction, subject to adjustment as and when occurring, of the Notional Amount of the Reference Transaction.

Payment Date:	As specified in the Reference Transaction.

Interim Payment Date:	As specified in the Reference Transaction.

Calculation Agent:	Party A

3. Floating Amounts:

A. Party A Floating Amounts

Party A First Floating Rate Amounts:	Any and all amounts actually received by Party A from the Reference Counterparty under and pursuant to the Reference Transaction (including amounts received from the Reference Counterparty in connection with the early termination of the Reference Transaction).

Party A First Floating Rate Amount Payment Dates:	Each day on which Party A receives a payment under the Reference Transaction by 3:00 p.m. New York City time and the immediately succeeding Business Day if such payment is received by Party A after such time.

Party A Second Floating Rate Amount:	In the event that this Transaction is terminated prior to the Termination Date of the Reference Transaction, the excess, if any, of (x) the Settlement Amount paid by Party B to Party A in respect of this Transaction, over (y) the aggregate amount paid by Party A to the Reference Counterparty pursuant to the Reference Transaction from and including the Early Termination Date of this Transaction to the Termination Date of the Reference Transaction.

Party A Second Floating Rate Amount Payment Date:	One Business Day after the Termination Date of the Reference Transaction.

Survival: The provisions regarding the Party A Second Floating Rate Amount and the Party A Second Floating Rate Amount Payment Date shall survive the termination of this Transaction.

Party A Third Floating Rate Amount:	In the event that this Transaction is terminated prior to the Termination Date of the Reference Transaction, the excess, if any, of (x) the aggregate amount paid by the Reference Counterparty to Party A pursuant to the Reference Transaction from and including the Early Termination Date of this Transaction to the Termination Date of the Reference Transaction over (y), the Settlement Amount paid by Party A to Party B in respect of this Transaction.

Party A Third Floating Rate Amount Payment Date:	One Business Day after the Termination Date of the Reference Transaction.

Survival: The provisions regarding the Party A Third Floating Rate Amount and the Party A Third Floating Rate Amount Payment Date shall survive the termination of this Transaction.

B. Party B Floating Amounts and Fixed Amounts

Party B First Floating Rate Amounts:

Any and all amounts due from Party A under and pursuant to the Reference Transaction (including amounts owed by Party A to the Reference Counterparty or any successor Counterparty in connection with the occurrence of a Reference Transaction Early Termination Date); provided, however, that prior to the occurrence of an Early Accumulation Event or prior to the occurrence and continuation of any Extended Note Amortization Event, any amount payable by Party B on any Interim Payment Date in respect of any Party A Interim Floating Amount (as defined in the Reference Transaction) payable by Party A under the Reference Transaction shall be equal to the lesser of (i) the Party A Interim Floating Amount payable by Party A under and pursuant to the Reference Transaction on such Interim Payment Date, and (ii) the positive difference (if any) of (A) 10% of the product of (A) the Sharing Percentage and (B) the average daily aggregate Outstanding Purchase Prices of Mortgage Loans owned by the Issuer over the 90-day period ending on such Interim Payment Date and (B) the aggregate amounts paid by Party B in respect of any such Party A Interim Floating Amount during the 89 days immediately preceding such Interim Payment Date; provided, further, that, after the occurrence of an Early Accumulation Event or after the occurrence and during the continuation of any Extended Note Amortization Event, the sum of the Party B First Floating Rate Amounts payable after the occurrence of such Early Accumulation Event or after the occurrence and during the continuation of any Extended Note Amortization Event, shall not exceed the Swap Payment Threshold.

“Swap Payment Threshold” means the greater of (i) 10% of the product of (A) the Sharing Percentage and (B) the average daily aggregate Outstanding Purchase Prices of Mortgage Loans owned by the Issuer over the 90-day period immediately preceding the occurrence of such Early Accumulation Event or Extended Note Amortization Event, as applicable, and (ii) 10% of the product of (A) the Sharing Percentage and (B) the sum of (x) the aggregate Outstanding Purchase Price of the Mortgage Loans owned by the Issuer on the date such Early Accumulation Event or Extended Note Amortization Event, as applicable, occurred and (y) any cash and Eligible Investments held by the Reference Counterparty on the date of occurrence of such Early Accumulation Event or Extended Note Amortization Event, as applicable.

Party B First Floating Rate Amount Payment Dates:	Each Payment Date, Interim Payment Date and any Business Day on which Party A owes any Party A Accrued Interest Payment (as defined in the Reference Transaction) and the Termination Date.

Party B Second Floating Rate Amount:	In the event that this Transaction is terminated prior to the Termination Date of the Reference Transaction, the excess, if any, of (x) the aggregate amount paid by Party A to the Reference Counterparty pursuant to the Reference Transaction from and including the Early Termination Date of this Transaction to the Termination Date of the Reference Transaction; provided that such amounts shall be calculated as though the Party A Interim Floating Amount (as defined in the Reference Transaction) payable by Party A was subject to the limitations set forth in the provisos of the Party B First Floating Rate Amounts hereunder from and including the Early Termination Date of this Transaction to the Termination Date of the Reference Transaction, over (y) the Settlement Amount paid by Party B to Party A in respect of this Transaction.

Party B Second Floating Rate Amount Payment Date:	One Business Day after the Termination Date of the Reference Transaction.

Survival: The provisions regarding the Party B Second Floating Rate Amount and the Party B Second Floating Rate Amount Payment Date shall survive the termination of this Transaction.

Party B Third Floating Rate Amounts:	In the event that this Transaction is terminated prior to the Termination Date of the Reference Transaction, the excess, if any, (x) the Settlement Amount paid by Party A to Party B in respect of this Transaction over (y), the aggregate amount paid by the Reference Counterparty to Party A pursuant to the Reference Transaction from and including the Early Termination Date of this Transaction to the Termination Date of the Reference Transaction.

Party B Third Floating Rate Amount Payment Date:	One Business Day after the Termination Date of the Reference Transaction.

Survival: The provisions regarding the Party B Third Floating Rate Amount and the Party B Third Floating Rate Amount Payment Date shall survive the termination of this Transaction.

Party B Fourth Floating Rate Amounts:	The sum of (A) plus (B) where (A) is equal to the product of (w) 0.07%; (x) the Program Size; (y) the Sharing Percentage and (z) the actual number of days in the relevant Calculation Period, divided by 365 and (B) is equal to the product of: (a) 0.08%; (b) the Average Outstanding Principal Balance; (c) Sharing Percentage and (d) the actual number of days in the relevant Calculation Period, divided by 365.

Party B Fourth Floating Rate Amount Payment Dates:	Each Payment Date referred to in the Reference Transaction and Termination Date.

Party B Fifth Floating Rate Amounts:	Any reasonable fees, costs, damages, expenses or forbearance of interest or other remuneration incurred or otherwise suffered by Party A (collectively, “Damages”) in connection with the Reference Transaction (including (x) any assignment or transfer thereof, except for Damages resulting out of an Early Termination of the Reference Transaction as a result of an Event of Default where Party A, is the sole Defaulting Party or Termination Event pursuant to Part 1(g)(i) of the Reference Transaction where Party A, is the sole Affected Party) which are not paid or otherwise reimbursed to Party A; provided that such Damages would not have been incurred by Party A but for the Reference Transaction. This shall also include any amount received by Party A pursuant to the Transaction which Party A was compelled to return to Party B or to the Reference Counterparty or its successor (including any liquidator, receiver, bankruptcy trustee, or similar entity).

Party B Fifth Floating Rate Amount Payment Date:	No later than the second Business Day after Party A notifies Party B of the Party B Fifth Floating Rate Amounts if such notice is received by Party B (orally or otherwise) on or prior to 1:00 p.m. New York time, and no later than the third Business Day after receipt if such notice is received by Party B after such time.

Survival: The provisions regarding the Party B Fifth Floating Rate Amounts and the Party B Fifth Floating Rate Amount Payment Date shall survive the termination of this Transaction.

4. Other Provisions:

Assignment:	This Transaction shall be assigned concurrently with any assignment or transfer of the Reference Transaction by Party A pursuant to the terms thereof. Party B covenants and agrees that it shall directly bear any and all costs associated with such assignment or transfer of this Transaction.

Reference Counterparty:	Carmel Mountain Funding Trust

Reference Transaction:	The Transaction between Party A and the Reference Counterparty, dated as of the date hereof, as amended from time to time (Ref. No. (1369131B)).

Payment Instructions:

Payments to Party A:

BARCLAYS BANK PLC NEW YORK

FEED: 026002574

Beneficiary: BARCLAYS SWAPS

Beneficiary Account: 050-01922-8

Payments to Party B:

US Bank

4180 La Jolla Village Drive, Suite 430

La Jolla, CA 92037

ABA # 122235821

Account Name: Accredited Home Lenders, Inc.

Account #153491827918

Attn: Katy Hudson/CMF

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning an executed copy of this Confirmation to us.

Yours Sincerely,

BARCLAYS BANK PLC

By:	/s/ ADAM CARYSFORTH
Name:	Adam Carysforth
Title:	Authorized Signatory

Confirmed as of the date first written:

ACCREDITED HOME LENDERS, INC.

By:	/s/ CHARLES O. RYAN
Name:	Charles O. Ryan
Title:	Securitization Coordinator